                             DISTRIBUTION AGREEMENT


                                     Between


                     THE PENN INSURANCE AND ANNUITY COMPANY
                                    (Issuer)


                                       And

                          HORNOR, TOWNSEND & KENT, INC.
                                  (Distributor)






                 Individual Variable and Fixed Annuity Contracts











                            Dated as of March 1, 1995



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         AGREEMENT made as of the 1st day of March, 1995, between THE PENN
INSURANCE AND ANNUITY COMPANY ("PIA"), a Delaware corporation, and HORNOR, TOWNSEND & KENT, INC. ("Distributor"), a Pennsylvania corporation.

                              W I T N E S S E T H:

         WHEREAS, PIA is engaged in the business of issuing variable annuity and fixed contracts to the public;

         WHEREAS, Distributor is licensed as a life insurance agent of PIA under state insurance laws, is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc.; and

         WHEREAS, PIA desires to appoint Distributor to distribute variable and fixed annuity contracts and Distributor desires to accept such appointment;

         NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.       APPOINTMENT OF DISTRIBUTOR

         1.1 Subject to the terms and conditions herein contained, PIA appoints Distributor as a nonexclusive distributor of its variable and fixed annuity contracts (herein referred to as the "Contracts").

2.       DISTRIBUTION OF CONTRACTS THROUGH OTHER AGENT/BROKER-DEALERS

         2.1 Distributor shall use its best efforts to distribute the Contracts through qualified agent/broker-dealers in states and jurisdictions in which Distributor may legally do so. Distributor shall assist PIA in selecting, providing information to, and monitoring the performance of, such agent/broker-dealers. Distributor shall distribute the Contracts pursuant to selling agreements among PIA, Distributor and qualified agent/broker-dealers substantially in the form of selling agreements attached hereto as Exhibits A, B and C.

3.       COMPLIANCE WITH LAWS AND REGULATIONS

         3.1 Distributor shall strictly comply with all applicable insurance laws and regulations in distributing Contracts and shall take all reasonable measures to assure that its officers, directors, employees and other individuals acting on its behalf comply with the applicable insurance laws and regulations.

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         3.2      Distributor shall strictly comply with all applicable
                  securities laws and regulations and with the rules of the National Association of Securities Dealers, Inc. in distributing Contracts that are deemed to be securities within the meaning of applicable securities laws, and shall take all reasonable measures to assure that its officers, directors, employees and other individuals acting on its behalf comply with the applicable securities laws, regulations and rules.

         3.3 PIA shall furnish Distributor with copies of the current prospectus filed with the Securities and Exchange Commission (and filed with any state securities regulatory office, if required) and required to be used in distributing the Contracts.

         3.4 Distributor shall not print, publish, distribute or use any advertisement, sales literature or other writing relating to the Contracts unless such advertisement, sates literature or other writing shall have first been approved in writing by PIA.

4.       MISCELLANEOUS

         4.1 Distributor shall cooperate with PIA in investigating and settling all claims which may be made against PIA involving the distribution of Contracts. Distributor shall promptly forward to PIA any notice of claim or relevant information concerning a potential claim which may come into its possession, and shall promptly forward to PIA any legal papers served on Distributor involving such claim.

         4.2 Distributor shall indemnify and hold harmless PIA and each director and officer of PIA against any losses, damages or liabilities, insofar as such losses, damages and liabilities arise out of or are based upon any unauthorized act of Distributor in distributing the Contracts or the failure of Distributor and its officers, employees and representatives to comply with the provisions of this Agreement.

         4.3 PIA shall indemnify and hold harmless Distributor and each director and officer of Distributor against any losses, damages or liabilities, to which Distributor or such director or officer becomes subject, under the Securities Act of 1933 or otherwise, insofar as such losses, damages and liabilities arise out of or are based upon any inaccurate or inadequate statement in the Registration Statement for the Contracts.

         4.4 This Agreement may be terminated, without cause, by either party upon thirty days prior written notice. This Agreement may be terminated, for cause, by either party immediately.

         4.5 This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year written above.

                                            THE PENN INSURANCE AND ANNUITY
                                            COMPANY
Attest

/s/ George F. Koch                          By /s/ L. Stockton Illoway
-------------------------------                ---------------------------------
    Associate Secretary                            L. Stockton Illoway
                                                   Vice President


                                            HORNOR TOWNSEND & KENT, INC.

Attest
                                            By
-------------------------------                ---------------------------------
                                                    Vincent T. Cloud
                                                    President